Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 23, 2007, relating to the consolidated financial statements and financial statement schedule of True Religion Apparel, Inc. and Subsidiary (the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption in 2006 of Statement of Financial Accounting Standards No. 123 (Revised), “Share Based Payment,” appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
Los Angeles, California
July 24, 2009